Exhibit 107

Calculation of Filing Fee Tables

Form S-3
(Form Type)

ROIVANT SCIENCES LTD.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Shares $0.0000000341740141 par value per share (the “Common Shares”)	457(o)	(3)	(4)	—	—	—
	Equity	Preference Shares	457(o)	(3)	(4)	—	—	—
	Debt	Debt Securities	457(o)	(3)	(4)	—	—	—
	Other	Warrants	457(o)	(3)	(4)	—	—	—
	Other	Units	457(o)	(3)	(4)	—	—	—
	Unallocated (Universal) Shelf	—	457(o)	(3)	(4)	$1,000,000,000.00	0.0000927	$92,700.00
	Equity	Common Shares	457(c)	40,285(5)	$3.29	$132,537.65	0.0000927	$12.29
Fees Previously Paid	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	Equity	Common Shares	415(a)(6)	30,750,261(6)	$3.29	$101,168,358.69	0.0000927	—	S-1	333-260619	11/09/2021	$9,378.31
	Equity	Common Shares	415(a)(6)	560,593,832(7)	$3.29	$1,844,353,707.28	0.0000927	—	S-1	333-260619	11/09/2021	$170,971.59
	Equity	Common Shares	415(a)(6)	6,348,057(7)	$3.29	$20,885,107.53	0.0000927	—	S-1	333-261853	01/04/2022	$1,936.05
			Total Offering Amounts		$ 2,966,539,711.15		$274,998.23
			Total Fees Previously Paid				$182,285.94
			Total Fee Offsets				$182,285.94
			Net Fee Due				$92,712.29

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional securities that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act, based on the average of the high and low prices of the Common Shares on September 16, 2022 as reported on The Nasdaq Global Market, which was approximately $3.29 per share.

(3) There is being registered hereunder an indeterminate number of shares of Common Shares and preference shares, various series of debt securities, warrants to purchase any of such securities and/or units, consisting of some or all of these securities in any combination, as may be sold from time to time by the registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an indeterminate number of shares of Common Shares, preference shares and debt securities as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $1,000,000,000. Pursuant to Rule 416 under the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise or exchange of other securities. If any debt securities are issued at an original issue discount, then the offering may be in such greater principal amount as shall result in a maximum aggregate offering price not to exceed $1,000,000,000 after the date hereof.

(4) Estimated solely for the purpose of calculating the registration fee. The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $1,000,000,000.

(5) Consists of 40,285 Common Shares registered for resale by certain holders, which resale has not previously been registered.

(6) Consists of the primary issuance of (i) 20,535,896 Common Shares that may be issued upon exercise of the outstanding and previously registered public warrants and (ii) 10,214,365 Common Shares that may be issued upon exercise of the outstanding private warrants (the “Private Placement Warrants”). The Private Placement Warrants were sold simultaneously with the closing of the initial public offering of Montes Archimedes Acquisition Corp. at a price of $1.00 to Patient Square Capital LLC. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Common Shares upon exercise of the public warrants and the Private Placement warrants under the Registrant's registration statement on Form S-1 (File No. 333-260619) will be deemed terminated as of the date of effectiveness of this registration statement.

(7) Consists of 566,941,889 Common Shares registered for resale by certain holders, which resale has previously been registered. Pursuant to Rule 415(a)(6) under the Securities Act, the offering of Common Shares by such holders under the Registrant's registration statements on Form S-1 (File Nos. 333-260619 and 333-261853) will be deemed terminated as of the date of effectiveness of this registration statement.